FOR IMMEDIATE RELEASE

PRIDE Network Receives Approval for $36.1 Million In Additional Funding of Projects Under the Broadband Initiative Program of the American Recovery and Reinvestment Act

Lubbock, TX – September 13, 2010 – XFONE, Inc. (NYSE Amex and TASE: XFN) (“XFONE” or “the Company”) announced that its wholly owned subsidiary, PRIDE Network, Inc. has been approved to receive $36.1 million in additional USDA (United States Department of Agriculture) RUS (Rural Utility Service) funding under the Broadband Initiative Program (BIP) for the build out of the Company’s Fiber-to-the-Premise (FTTP) network in southern Louisiana.

The Company’s “Pride 3” project was selected to receive an $18.4 million loan and a $17.7 million grant.  The funding will provide an FTTP telecommunications infrastructure, with a WiMAX service-extension overlay that will bring advanced broadband services to southern Louisiana communities in the St. Helena, Washington and Tangipahoa Parishes.

The funding is contingent upon PRIDE Network’s meeting the terms of the loan, grant, or loan/grant agreement.

About XFONE, Inc.

A U.S.-domiciled corporation, XFONE is a holding and managing company with operations in the United States that offers a wide range of communications services which include: local, long distance and international telephony services; video; Internet services; and reselling opportunities.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." XFONE's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

US IR Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@xfone.com